Exhibit 99.1

Dorian LPG Ltd. Announces Third  Quarter Fiscal Year 2018 Financial Results

and Financing Transaction for the Concorde

Stamford, CT –February 1, 2018 – Dorian LPG Ltd. (NYSE: LPG) (the "Company" or "Dorian LPG"), a leading owner and operator of modern very large gas carriers ("VLGCs"), today reported its financial results for the three months ended December 31, 2017.

Highlights for the Third Quarter Fiscal Year 2018

▪

Revenues of $44.5 million and Daily Time Charter Equivalent (“TCE”)(1) rate for our fleet of $22,833  for the three months ended December 31, 2017,  compared to revenues of $35.7 million and TCE rate of $17,796 for the three months ended December 31, 2016.

▪

Net income of $1.7 million, or $0.03 earnings/(loss) per basic and diluted share (“EPS”), and adjusted net loss(1) of $(2.1) million, or $(0.04) adjusted diluted earnings/(loss) per share (“adjusted EPS”),(1) for the three months ended December 31, 2017.

▪	Adjusted EBITDA(1) of $24.7 million for the three months ended December 31, 2017, which increased by $10.8 million from $13.9 million for the three months ended December 31, 2016.

▪

Entered into a $65.0 million sale and bareboat charter arrangement for the Corsair (“Corsair Japanese Financing”) resulting in net cash proceeds of $52.0 million, $30.1 million of which we used to repay a portion of our existing bridge loan agreement with DNB Capital LLC (the “2017 Bridge Loan”). The Corsair Japanese Financing has a mandatory buyout in 2029 with purchase options from November 7, 2019 onwards and carries a fixed interest rate of 4.9%.

▪

Entered into an agreement to amend the maturity date and margin on the 2017 Bridge Loan. The remaining outstanding principal amount is due on or before December 31, 2018 and accrues interest on the outstanding principal amount at a rate of LIBOR plus 2.50% for the period ending March 31, 2018; LIBOR plus 6.50% for the period April 1, 2018 until June 30, 2018, and LIBOR plus 8.50% from July 1, 2018 until December 31, 2018.

(1)

TCE, adjusted net income/(loss), adjusted EPS and adjusted EBITDA are non-GAAP measures. Refer to the reconciliation of revenues to TCE, net income/(loss) to adjusted net income/(loss), EPS to adjusted EPS and net income/(loss) to adjusted EBITDA included in this press release.

Key Recent Developments

▪

Entered into a $70.0 million sale and bareboat charter arrangement for the Concorde (“Concorde Japanese Financing”) that closed on January 31, 2018 and resulted in net cash proceeds of $56.0 million, $35.1 million of which was used to repay a portion of the outstanding principal on the $758 million debt financing facility that we entered into in March 2015 (the “2015 Debt Facility”). The Concorde Japanese Financing has a mandatory buyout in 2031 with early repurchase options from January 31, 2021 and carries a fixed interest rate of 4.9%.

▪	Accelerated the termination of our shareholder rights plan to January 26, 2018 from August 31, 2018.

John Hadjipateras, Chairman, President and Chief Executive Officer of the Company, commented, "The performance of our fleet reflects the strength of our commercial and technical management platforms as well as the premium our modern ships earn compared to older ships. We have taken further steps to ensure the continued robustness of our balance sheet through a second sale and bareboat charter arrangement. We are cautiously optimistic about the outlook for the LPG tanker sector as industry fundamentals continue to improve.”

Third Quarter Fiscal Year 2018 Results Summary

Our net income amounted to $1.7 million, or $0.03 per share, for the three months ended December 31, 2017, compared to net income of $5.0 million, or $0.09 per share, for the three months ended December 31, 2016.

Our adjusted net loss amounted to $(2.1) million, or $(0.04) per share for the three months ended December 31, 2017, compared to adjusted net loss  of $(19.3) million, or $(0.36) per share for the three months ended December 31, 2016.  We have adjusted our net income for the three months ended December 31, 2017 for an unrealized gain on derivative instruments of $3.8 million. Please refer to the reconciliation of net income/(loss) to adjusted net loss, which appears later in this press release.

The favorable change of $17.2 million in adjusted net loss for the three months ended December 31, 2017 compared to the three months ended December 31, 2016 is primarily attributable to increased revenues of $8.8 million, an $8.0 million decrease in realized loss on derivatives, a $1.3 million decrease in vessel operating expenses, and a $0.8 million decrease in voyage expenses, partially offset by increases of $1.4 million in interest and finance costs and $0.3 million in general and administrative expenses.

The TCE rate for our fleet was $22,833 for the three months ended December 31, 2017, a 28.3% increase from a TCE rate of $17,796 from the same period in the prior year, primarily driven by increased spot market rates.  Please see footnote 6 to the table in “—Financial Information” below for information related to how we calculate TCE. Total fleet utilization (including the utilization of our vessels deployed in the Helios Pool) decreased from 98.4% in the quarter ended December 31, 2016 to 95.6% in the quarter ended December 31, 2017.

Vessel operating expenses per day decreased to $7,804 in the three months ended December 31, 2017 from $8,456 in the same period in the prior year. Please see “Vessel Operating Expenses” below for more information.

Revenues

Revenues, which represent net pool revenues—related party, time charters, voyage charters and other revenues earned by our vessels, were $44.5 million for the three months ended December 31, 2017, an increase of $8.8 million, or 24.7%, from $35.7 million for the three months ended December 31, 2016. The increase is primarily attributable to an increase in average TCE rates from $17,796 for the three months ended December 31, 2016 to $22,833 for the three months ended December 31, 2017 as a result of higher spot market rates during the three months ended December 31, 2017 as compared to the three months ended December 31, 2016. The Baltic Exchange Liquid Petroleum Gas Index, an index published daily by the Baltic Exchange for the spot market rate for the benchmark Ras Tanura-Chiba route (expressed as U.S. dollars per metric ton), averaged $29.857 during the three months ended December 31, 2017 compared to an average of $25.817 for the three months ended December 31, 2016. Additionally, during the three months ended December 31, 2017, the board of the Helios Pool approved a reallocation of pool profits in accordance with the pool participation agreement. This reallocation resulted in a $961 increase in our fleet’s overall TCE rates for the three months ended December 31, 2017, due mainly to favorable speed and consumption performance of our VLGCs operating in the Helios Pool. The increase in TCE rates was partially offset by a reduction in utilization of our vessels from 98.4% during the three months ended December 31, 2016 to 95.6% during the three months ended December 31, 2017.

Voyage Expenses

Voyage expenses were $0.4 million during the three months ended December 31, 2017, a decrease of $0.8 million, or 67.6%, from $1.2 million for the three months ended December 31, 2016. Voyage expenses are all expenses unique to a particular voyage, including bunker fuel consumption, port expenses, canal fees, charter hire commissions, war risk insurance and security costs. Voyage expenses are typically paid by us under voyage charters and by the charterer under time charters, including our vessels chartered to the Helios Pool. Accordingly, we mainly incur voyage expenses for voyage charters or during repositioning voyages between time charters for which no cargo is available or traveling to or from drydocking. The decrease for the three months ended December 31, 2017, as compared with the three months ended December 31, 2016, was mainly attributable to a reduction in the number of operating days for our VLGCs operating on voyage charters outside of the Helios Pool during the relevant periods.

Vessel Operating Expenses

Vessel operating expenses were $15.8 million during the three months ended December 31, 2017, or $7,804 per vessel per calendar day, which is calculated by dividing vessel operating expenses by calendar days for the relevant time period for the vessels that were in our fleet. This was a decrease of $1.3 million, or 7.7%, from $17.1 million for the three months ended December 31, 2016. Vessel operating expenses per vessel per calendar day decreased by $652 from $8,456 for the three months ended December 31, 2016 to $7,804 for the three months ended December 31, 2017. The decrease in vessel operating expenses for the three months ended December 31, 2017 when compared with the three months ended December 31, 2016 was primarily the result of (i) a $0.6 million, or $293 per vessel per calendar day, reduction of crew wages and related costs, (ii) a $0.3 million, or $163 per vessel per calendar day, reduction in insurance costs, reflecting a reduction in premiums, and (iii) a $0.3 million, or $159 per vessel per calendar day, reduction in spares, stores, and repairs and maintenance costs.

General and Administrative Expenses

General and administrative expenses were $5.5 million for the three months ended December 31, 2017, an increase of $0.3 million, or 7.2%, from $5.2 million for the three months ended December 31, 2016. The increase was mainly due to an increase of $0.2 million in salaries, wages and benefits and an increase of $0.1 million in stock-based compensation. Other general and administrative expenses remained constant for the three months ended December 31, 2017 as compared to December 31, 2016.

Interest and Finance Costs

Interest and finance costs amounted to $8.7 million for the three months ended December 31, 2017, an increase of $1.4 million, or 18.4%, from $7.3 million for the three months ended December 31, 2016. The increase of $1.4 million during this period was due to an increase of $0.8 million in amortization of deferred financing fees along with an increase of $0.6 million in interest incurred on our long-term debt, primarily resulting from an increase in LIBOR, partially offset by a decrease in average indebtedness. Average indebtedness, excluding deferred financing fees, decreased from $802.0 million for the three months ended December 31, 2016 to $751.3 million for the three months ended December 31, 2017. As of December 31, 2017, the outstanding balance of our long-term debt, net of deferred financing fees of $18.9 million, was $727.5 million.

Unrealized Gain/(Loss) on Derivatives

Unrealized gain on derivatives amounted to approximately $3.8 million for the three months ended December 31, 2017, compared to an unrealized gain of $24.4 million for the three months ended December 31, 2016. The $20.6 million decrease is primarily attributable to changes in the fair value of our interest rate swaps due to changes in forward LIBOR yield curves, reductions in notional amounts, and an $8.1 million unrealized gain as a result of the termination of interest rate swaps related to the RBS Loan Facility during the three months ended December 31, 2016 that did not recur during the same period in 2017.

Realized Loss on Derivatives

Realized loss on derivatives amounted to approximately $0.4 million for the three months ended December 31, 2017, a decrease of $8.0 million, or 95.6%, from a realized loss of $8.4 million for the three months ended December 31, 2016. The decrease is primarily attributable to the termination of the interest rate swaps related to the RBS Loan Facility during the three months ended December 31, 2016 that did not recur during the three months ended December 31, 2017.

Subsequent Events

Termination of Shareholder Rights Plan

On December 16, 2016, our board of directors declared a dividend of one preferred share purchase right (a "Right") for each share of our common stock outstanding, as set forth in the Rights Agreement dated as of December 16, 2016, by and between the Company and Computershare Inc., as rights agent (the "Rights Agreement"). The dividend was paid on December 27, 2016 to the stockholders of record on such date. Each Right attached to and traded with the associated share of common stock. The Rights were exercisable only if a person or group acquired 15% or more of our outstanding common stock or announced a tender offer or exchange offer which, if consummated, would result in ownership by a person or group of 15% or more of our outstanding common stock (an "Acquiring Person"). If a person became an Acquiring Person, each Right would have entitled its holder (other than an Acquiring Person and certain related parties) to purchase for $60 a number of shares of our common stock having a market value of twice such price. In addition, at any time after a person or group would have acquired 15% or more of our outstanding common stock (unless such person or group would have acquired 50% or more), our board of directors had the option to exchange one share of our common stock for each outstanding Right (other than Rights owned by the Acquiring Person and certain related parties, which would have become void). Any person who, prior to the time of public announcement of the existence of the Rights, publicly disclosed in a Schedule 13D or Schedule 13G (or an amendment thereto) on file with the Securities and Exchange Commission that they beneficially owned 15% or more of our outstanding common stock would not be considered an Acquiring Person so long as such person does not acquire additional shares in excess of certain limitations.

The Rights Agreement was amended on January 26, 2018 to accelerate the expiration of the Rights from August 31, 2018 to January 26, 2018, and had the effect of terminating the Rights Agreement on that date. At the time of the termination of the Rights Agreement, all of the Rights distributed to holders of our common stock pursuant to the Rights Agreement expired.

Concorde Japanese Financing

We have entered into a sale and bareboat charter arrangement that closed on January 31, 2018 for the Concorde, which was previously financed under the 2015 Debt Facility. The net proceeds from the transaction amounted to $56.0 million, of which we repaid approximately $35.1 million under the 2015 Debt Facility. Under this arrangement, the Concorde was delivered to the buyer upon completion of the transaction and, on the same day, we entered into a 13-year bareboat charter for the vessel. We have a purchase option to re-acquire the Concorde from the third anniversary of the commencement of the bareboat charter through the end of the bareboat charter. We will continue to technically manage, commercially charter, and operate the vessel. The bareboat charter carries a 4.9% fixed interest rate for the duration of the contract and has a 17.3-year loan profile.

Fleet

The following table sets forth certain information regarding our fleet as of January 31, 2018.

	Capacity		Sister		ECO		Charter
	(Cbm)	Shipyard	Ships	Year Built	Vessel(1)	Employment	Expiration(2)
VLGCs
Captain Markos NL	82,000	Hyundai	A	2006	—	Time Charter(3)	Q4 2019
Captain John NP	82,000	Hyundai	A	2007	—	Pool-TCO(4)	Q3 2018
Captain Nicholas ML	82,000	Hyundai	A	2008	—	Pool-TCO(4)	Q2 2018
Comet	84,000	Hyundai	B	2014	X	Time Charter(5)	Q3 2019
Corsair	84,000	Hyundai	B	2014	X	Time Charter(6)	Q3 2018
Corvette	84,000	Hyundai	B	2015	X	Pool(7)	—
Cougar	84,000	Hyundai	B	2015	X	Pool(7)	—
Concorde	84,000	Hyundai	B	2015	X	Pool(7)	—
Cobra	84,000	Hyundai	B	2015	X	Pool-TCO(4)	Q3 2018
Continental	84,000	Hyundai	B	2015	X	Pool(7)	—
Constitution	84,000	Hyundai	B	2015	X	Pool(7)	—
Commodore	84,000	Hyundai	B	2015	X	Pool(7)	—
Cresques	84,000	Daewoo	C	2015	X	Pool(7)	—
Constellation	84,000	Hyundai	B	2015	X	Pool(7)	—
Cheyenne	84,000	Hyundai	B	2015	X	Pool(7)	—
Clermont	84,000	Hyundai	B	2015	X	Pool(7)	—
Cratis	84,000	Daewoo	C	2015	X	Pool(7)	—
Chaparral	84,000	Hyundai	B	2015	X	Pool(7)	—
Copernicus	84,000	Daewoo	C	2015	X	Pool(7)	—
Commander	84,000	Hyundai	B	2015	X	Time Charter(8)	Q4 2020
Challenger	84,000	Hyundai	B	2015	X	Pool(7)	—
Caravelle	84,000	Hyundai	B	2016	X	Pool(7)	—
Total	1,842,000

(1)	Represents vessels with very low revolutions per minute, long‑stroke, electronically controlled engines, larger propellers, advanced hull design, and low friction paint.
(2)	Represents calendar year quarters.
(3)	Currently on time charter with an oil major that began in December 2014.
(4)

 “Pool-TCO” indicates that the vessel is operated in the Helios Pool on a time charter out to a third party and receives as charter hire a portion of the net revenues of the pool calculated according to a formula based on the vessel’s pro rata performance in the pool.

(5)	Currently on a time charter with an oil major that began in July 2014.
(6)	Currently on time charter with an oil major that began in July 2015.
(7)

“Pool” indicates that the vessel is operated in the Helios Pool on voyage charters with third parties and receives as charter hire a portion of the net revenues of the pool calculated according to a formula based on the vessel’s pro rata performance in the pool.

(8)	Currently on a time charter with a major oil company that began in November 2015.

Market Outlook Update

U.S. LPG exports for 2017 amounted to over 29 million metric tons, a  16% growth over 2016, and another annual record. The LPG supply volumes from the United States have now increased its global market share from 29% in 2016 to 33% in 2017. The United States is the single largest NGL exporting nation and the depth of the U.S. NGL markets, including their liquidity and availability of hedging opportunities, should position the United States as the price setter for the global markets.

For 2017, LPG deliveries into China increased by more than 10% from the previous year. We expect demand growth into 2018 with the start-up of two new PDH plants and higher petrochemical demand from state-owned refiners starting new alkylation units for gasoline production. The winter season in north China has brought increased demand for LPG from residential and commercial users, while industrial users have faced natural gas supply shortages and have been forced to switch to LPG. The same natural gas supply shortages also affected methanol to propylene production plants, causing propylene prices to reach levels close to 2013 highs and have resulted in over a 10% increase in PDH plant utilizations.

India LPG imports averaged over one million tons per month over the course of 2017, surpassing Japan’s monthly LPG imports for the first time. The Indian government’s cleaner energy program objective was to add 50 million LPG connections within five years. Over the past two years the program achieved two-thirds of the LPG connections objective, while LPG cylinder subsidy removals have now been halted. Demand from the residential sector and autogas sectors are also set to grow on account of recent tax reductions.

Indonesia has posted LPG demand growth of about 20% in 2017 and according to Pertamina’s estimates will likely continue into 2018. The country has started diversifying its sources of LPG imports to include LPG sourced from the Phillips 66 operated terminal at Freeport, Texas.

Waiting days related to Neo Panama Canal transits northbound and southbound averaged 2-3 days in 2017 with LPG vessels ranking second with 28% of all transits, behind only container vessels transits at 54%.

The order book stands at about 13% of the VLGC fleet, while VLGCs over 20 years of age currently comprise 14% of the fleet. There are eight vessels expected to be delivered in 2018, with another 18 in 2019. We have seen nine new VLGC orders placed in the last two months, which will weigh in the fleet supply of vessels from 2019 to 2020 unless we see an equivalent number of vessels scrapped by then.

We expect LPG supply and demand will continue to grow. With the upcoming IMO 2020 mandate on 85% reduction of sulphur emissions for shipping, LPG, being a sulphur free fuel, has the potential to capture a meaningful share of the marine fuels market and likely to become an attractive and cost-effective alternative to other marine fuels. We, therefore, believe that it further supports the case for LPG as a mainstream fuel to the global energy markets and to consumers around the world.

There can be no assurance that imports will continue to grow or that adoption of LPG as a fuel will develop.  Furthermore, there can be no assurance that additional VLGCs will not be ordered.

Seasonality

Liquefied gases are primarily used for industrial and domestic heating, as a chemical and refinery feedstock, as a transportation fuel and in agriculture. The LPG shipping market is typically stronger in the spring and summer months in anticipation of increased consumption of propane and butane for heating during the winter months. In addition, unpredictable weather patterns in these months tend to disrupt vessel scheduling and the supply of certain commodities. Demand for our vessels therefore may be stronger in our quarters ending June 30 and September 30 and relatively weaker during our quarters ending December 31 and March 31, although 12-month time charter rates tend to smooth these short-term fluctuations. To the extent any of our time charters or the charters of the vessels in the Helios Pool expire during the relatively weaker fiscal quarters ending December 31 and March 31, it may not be possible to re-charter the vessels at similar rates. As a result, we and the Helios Pool may have to accept lower rates or experience off-hire time for the vessels, which may adversely impact our business, financial condition and operating results.

Financial Information

Unaudited Condensed Consolidated Balance Sheets

(Expressed in United States Dollars, except for share data)

	As of	As of
	December 31, 2017	March 31, 2017
Assets
Current assets
Cash and cash equivalents	$55,633,291	$17,018,552
Trade receivables, net and accrued revenues	239,390	11,030
Prepaid expenses and other receivables	2,673,214	1,903,804
Due from related parties	31,836,058	42,457,000
Inventories	2,019,128	2,580,742
Total current assets	92,401,081	63,971,128
Fixed assets
Vessels, net	1,555,034,707	1,603,469,247
Other fixed assets, net	207,833	317,348
Total fixed assets	1,555,242,540	1,603,786,595
Other non-current assets
Deferred charges, net	1,693,457	1,884,174
Derivative instruments	7,896,497	5,843,368
Due from related parties—non-current	19,800,000	19,800,000
Restricted cash	29,082,958	50,874,146
Other non-current assets	82,558	75,469
Total assets	$1,706,199,091	$1,746,234,880
Liabilities and shareholders’ equity
Current liabilities
Trade accounts payable	$5,957,440	$7,075,622
Accrued expenses	3,795,365	5,386,397
Due to related parties	55,822	11,162
Deferred income	6,391,801	7,313,048
Current portion of long-term debt	126,557,191	65,978,785
Total current liabilities	142,757,619	85,765,014
Long-term liabilities
Long-term debt—net of current portion and deferred financing fees	600,905,936	683,985,463
Other long-term liabilities	576,192	482,685
Total long-term liabilities	601,482,128	684,468,148
Total liabilities	744,239,747	770,233,162
Commitments and contingencies
Shareholders’ equity
Preferred stock, $0.01 par value, 50,000,000 shares authorized, none issued nor outstanding	—	—
Common stock, $0.01 par value, 450,000,000 shares authorized, 58,630,441 and 58,342,201 shares issued, 55,125,094 and 54,974,526 shares outstanding (net of treasury stock), as of December 31, 2017 and March 31, 2017, respectively	586,304	583,422
Additional paid-in-capital	856,948,710	852,974,373
Treasury stock, at cost; 3,505,347 and 3,367,675 shares as of December 31, 2017 and March 31, 2017, respectively	(34,982,171)	(33,897,269)
Retained earnings	139,406,501	156,341,192
Total shareholders’ equity	961,959,344	976,001,718
Total liabilities and shareholders’ equity	$1,706,199,091	$1,746,234,880

The following table presents our selected financial data and other information for the periods presented:

	Three months ended		Nine months ended
(in U.S. dollars, except fleet data)	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Statement of Operations Data
Revenues	$44,545,589	$35,734,988	$120,300,082	$119,861,997
Expenses
Voyage expenses	386,637	1,193,265	1,901,603	2,415,287
Vessel operating expenses	15,794,381	17,114,358	48,420,108	49,549,255
Depreciation and amortization	16,466,322	16,385,921	49,224,187	48,944,183
General and administrative expenses	5,536,028	5,166,239	19,492,082	15,981,464
Total expenses	38,183,368	39,859,783	119,037,980	116,890,189
Other income—related parties	633,883	670,836	1,905,836	1,776,659
Operating income/(loss)	6,996,104	(3,453,959)	3,167,938	4,748,467
Other income/(expenses)
Interest and finance costs	(8,683,257)	(7,332,260)	(24,763,421)	(21,530,588)
Interest income	103,446	27,711	147,488	81,206
Unrealized gain on derivatives	3,771,160	24,381,306	2,053,129	26,539,650
Realized loss on derivatives	(369,941)	(8,390,014)	(1,418,724)	(12,980,717)
Gain on early extinguishment of debt	—	—	4,117,364	—
Foreign currency loss, net	(147,097)	(193,160)	(238,465)	(255,103)
Total other income/(expenses), net	(5,325,689)	8,493,583	(20,102,629)	(8,145,552)
Net income/(loss)	$1,670,415	$5,039,624	$(16,934,691)	$(3,397,085)
Earnings/(loss) per common share—basic	0.03	0.09	(0.31)	(0.06)
Earnings/(loss) per common share—diluted	$0.03	$0.09	$(0.31)	$(0.06)
Other Financial Data
Adjusted EBITDA(1)	$24,696,206	$13,927,649	$56,278,367	$56,757,693
Fleet Data
Calendar days(2)	2,024	2,024	6,050	6,050
Available days(3)	2,023	1,972	6,048	5,996
Operating days(4)(7)	1,934	1,941	5,585	5,558
Fleet utilization(5)(7)	95.6%	98.4%	92.3%	92.7%
Average Daily Results
Time charter equivalent rate(6)(7)	$22,833	$17,796	$21,199	$21,131
Daily vessel operating expenses(8)	$7,804	$8,456	$8,003	$8,190

	As of	As of
(in U.S. dollars)	December 31, 2017	March 31, 2017
Balance Sheet Data
Cash and cash equivalents	$55,633,291	$17,018,552
Restricted cash, non – current	29,082,958	50,874,146
Total assets	1,706,199,091	1,746,234,880
Total debt including current portion—net of deferred financing fees of $18.9 million	727,463,127	749,964,248
Total liabilities	744,239,747	770,233,162
Total shareholders’ equity	$961,959,344	$976,001,718

(1)

Adjusted EBITDA is a non-GAAP financial measure and represents net income/(loss) before interest and finance costs, unrealized (gain)/loss on derivatives, realized loss on derivatives, gain on early extinguishment of debt, stock-based compensation expense, impairment, and depreciation and amortization and is used as a supplemental financial measure by management to assess our financial and operating performance. We believe that adjusted EBITDA assists our management and investors by increasing the comparability of our performance from period to period. This increased comparability is achieved by excluding the potentially disparate effects between periods of derivatives, interest and finance costs, gain on early extinguishment of debt, stock-based compensation expense, impairment, and depreciation and amortization expense, which items are affected by various and possibly changing financing methods, capital structure and historical cost basis and which items may significantly affect net income/(loss) between periods. We believe that including adjusted EBITDA as a financial and operating measure benefits investors in selecting between investing in us and other investment alternatives.

Adjusted EBITDA has certain limitations in use and should not be considered an alternative to net income/(loss), operating income, cash flow from operating activities or any other measure of financial performance presented in accordance with GAAP. Adjusted EBITDA excludes some, but not all, items that affect net income/(loss). Adjusted EBITDA as presented below may not be computed consistently with similarly titled measures of other companies and, therefore, might not be comparable with other companies.

The following table sets forth a reconciliation of net income/(loss) to Adjusted EBITDA (unaudited) for the periods presented:

	Three months ended		Nine months ended
(in U.S. dollars)	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Net income/(loss)	$1,670,415	$5,039,624	$(16,934,691)	$(3,397,085)
Interest and finance costs	8,683,257	7,332,260	24,763,421	21,530,588
Unrealized gain on derivatives	(3,771,160)	(24,381,306)	(2,053,129)	(26,539,650)
Realized loss on derivatives	369,941	8,390,014	1,418,724	12,980,717
Gain on early extinguishment of debt	—	—	(4,117,364)	—
Stock-based compensation expense	1,277,431	1,161,136	3,977,219	3,238,940
Depreciation and amortization	16,466,322	16,385,921	49,224,187	48,944,183
Adjusted EBITDA	$24,696,206	$13,927,649	$56,278,367	$56,757,693

(2)

We define calendar days as the total number of days in a period during which each vessel in our fleet was owned. Calendar days are an indicator of the size of the fleet over a period and affect both the amount of revenues and the amount of expenses that are recorded during that period.

(3)

We define available days as calendar days less aggregate off hire days associated with scheduled maintenance, which include major repairs, drydockings, vessel upgrades or special or intermediate surveys. We use available days to measure the aggregate number of days in a period that our vessels should be capable of generating revenues.

(4)

We define operating days as available days less the aggregate number of days that our vessels are off‑hire for any reason other than scheduled maintenance. We use operating days to measure the number of days in a period that our operating vessels are on hire (refer to 7 below).

(5)

We calculate fleet utilization by dividing the number of operating days during a period by the number of available days during that period. An increase in non-scheduled off hire days would reduce our operating days, and, therefore, our fleet utilization. We use fleet utilization to measure our ability to efficiently find suitable employment for our vessels.

(6)

Time charter equivalent rate, or TCE rate, is a non-GAAP measure of the average daily revenue performance of a vessel. TCE rate is a shipping industry performance measure used primarily to compare period‑to‑period changes in a shipping company’s performance despite changes in the mix of charter types (such as time charters, voyage charters) under which the vessels may be employed between the periods. Our method of calculating TCE rate is to divide revenue net of voyage expenses by operating days for the relevant time period, which may not be calculated the same by other companies.

The following table sets forth a reconciliation of revenues to TCE rate (unaudited) for the periods presented:

	Three months ended		Nine months ended
(in U.S. dollars, except operating days)	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Numerator:
Revenues	$44,545,589	$35,734,988	$120,300,082	$119,861,997
Voyage expenses	(386,637)	(1,193,265)	(1,901,603)	(2,415,287)
Time charter equivalent	$44,158,952	$34,541,723	$118,398,479	$117,446,710

Pool adjustment*	(1,857,575)	—	(1,857,575)	—
Time charter equivalent excluding pool adjustment*	$42,301,377	$34,541,723	$116,540,904	$117,446,710

Denominator:
Operating days	1,934	1,941	5,585	5,558
TCE rate:
Time charter equivalent rate	$22,833	$17,796	$21,199	$21,131
TCE rate excluding pool adjustment*	$21,872	$17,796	$20,867	$21,131

*  TCE rate adjusted for the effect of a reallocation of pool profits in accordance with the pool participation agreement due to favorable speed and consumption performance for our vessels operating in the Helios Pool.

(7)

We determine operating days for each vessel based on the underlying vessel employment, including our vessels in the Helios Pool, or Our Methodology. If we were to calculate operating days for each vessel within the Helios Pool as a variable rate time charter, or Alternate Methodology, our operating days and fleet utilization would be increased with a corresponding reduction to our TCE rate. Operating data using both methodologies since the inception of the Helios Pool is as follows:

	Three months ended		Nine months ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Our Methodology:
Operating Days	1,934	1,941	5,585	5,558
Fleet Utilization	95.6%	98.4%	92.3%	92.7%
Time charter equivalent	$22,833	$17,796	$21,199	$21,131

Alternate Methodology:
Operating Days	2,023	1,971	6,048	5,995
Fleet Utilization	100.0%	99.9%	100.0%	100.0%
Time charter equivalent	$21,828	$17,525	$19,576	$19,591

We believe that Our Methodology using the underlying vessel employment provides more meaningful insight into market conditions and the performance of our vessels.

(8)	Daily vessel operating expenses are calculated by dividing vessel operating expenses by calendar days for the relevant time period.

In addition to the results of operations presented in accordance with GAAP, we provide adjusted net income/(loss) and adjusted EPS. We believe that adjusted net income/(loss) and adjusted EPS are useful to investors in understanding our underlying performance and business trends.  Adjusted net income/(loss) and adjusted EPS are not a measurement of financial performance or liquidity under GAAP; therefore, these non-GAAP financial measures should not be considered as an alternative or substitute for GAAP. The following table reconciles net income/(loss) and EPS to adjusted net income/(loss) and adjusted EPS, respectively, for the periods presented:

	Three months ended		Nine months ended
(in U.S. dollars, except share data)	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Net income/(loss)	$1,670,415	$5,039,624	$(16,934,691)	$(3,397,085)
Unrealized gain on derivatives	(3,771,160)	(24,381,306)	(2,053,129)	(26,539,650)
Gain on early extinguishment of debt	—	—	(4,117,364)	—
Adjusted net loss	$(2,100,745)	$(19,341,682)	$(23,105,184)	$(29,936,735)

Earnings/(loss) per common share—diluted	$0.03	$0.09	$(0.31)	$(0.06)
Unrealized gain on derivatives	(0.07)	(0.45)	(0.04)	(0.49)
Gain on early extinguishment of debt	—	—	(0.08)	—
Adjusted loss per common share—diluted	$(0.04)	$(0.36)	$(0.43)	$(0.55)

Conference Call

A conference call to discuss the results will be held today, February 1, 2018 at 10:00 a.m. ET. The conference call can be accessed live by dialing 1-877-407-9716, or for international callers, 1-201-493-6779, and request to be joined into the Dorian LPG call. A replay will be available at 12:00 p.m. ET the same day and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The pass code for the replay is 13676012. The replay will be available until February 8, 2018, at 11:59 p.m. ET.

A live webcast of the conference call will also be available under the investor relations section at www.dorianlpg.com.

About Dorian LPG Ltd.

Dorian LPG is a liquefied petroleum gas shipping company and a leading owner and operator of modern VLGCs. Dorian LPG’s fleet currently consists of twenty-two modern VLGCs. Dorian LPG has offices in Stamford, Connecticut, USA, London, United Kingdom and Athens, Greece.

Forward-Looking Statements

This press release contains "forward-looking statements." Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "will," "expects," "anticipates," "intends," "plans," "believes," "estimates," "projects," "forecasts," "may," "should" and similar expressions are forward-looking statements. These statements are not historical facts but instead represent only the Company's belief regarding future results, many of which, by their nature are inherently uncertain and outside of the Company's control. Actual results may differ, possibly materially, from those anticipated in these forward-looking statements. For a discussion of some of the risks and important factors that could affect future results, see the discussion in the Company's most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, under the heading "Risk Factors." The Company does not assume any obligation to update the information contained in this press release.

Contact Information

Ted Young; Chief Financial Officer: Tel.: +1 (203) 674-9900 or IR@dorianlpg.com

Source Dorian LPG Ltd.